Exhibit 99.1

FOR FURTHER INFORMATION:

Peter B. Bedford

Hanh Kihara

Chairman of the Board and

Chief Financial Officer

Chief Executive Officer

(925) 283-8910

FOR IMMEDIATE RELEASE

BEDFORD PROPERTY INVESTORS

ANNOUNCES FIRST QUARTER 2005 RESULTS

LAFAYETTE, CA – April 18, 2005 – Bedford Property Investors, Inc. (NYSE:BED) today announced its financial results for the first quarter ended March 31, 2005.  Diluted earnings per share of common stock (EPS) for the first quarter of 2005 were $0.43, an increase of 48% compared with diluted EPS of $0.29 achieved for the first quarter of 2004.  Funds from operations (FFO) per share of common stock for the first quarter of 2005 were $0.46, a decrease of 36% when compared with FFO per share of $0.72 achieved for the first quarter of 2004.

Financial Results

Net income available to common stockholders for the first quarter of 2005 increased by approximately $2,150,000 when compared with the first quarter of 2004.  This increase is mainly due to gains of approximately $7,144,000 realized from the sales of operating properties and an increase of approximately $1,888,000 of net operating income from 2004 property acquisitions. These increases are partially offset by the following reductions: approximately $3,477,000 in net operating income resulting from the sales of operating properties in the fourth quarter of 2004 and the first quarter of 2005; approximately $1,736,000 due to reduced occupancy in our portfolio; approximately $1,144,000 due to additional preferred dividends resulting from the issuance of our Series B preferred stock in April 2004; and approximately $555,000 primarily due to increased personnel costs included in general and administrative expenses.

FFO for the first quarter of 2005 was approximately $7,247,000, compared to approximately $11,644,000 for the same period in 2004.  FFO is a non-GAAP financial measurement used by real estate investment trusts to measure and compare operating performance and is generally defined as net income computed in accordance with GAAP, excluding extraordinary items and gains or losses from sales of property, plus depreciation and amortization of assets related to real estate, and after adjustments for unconsolidated partnerships and joint ventures.  A reconciliation of our FFO to our net income available to common stockholders (the most directly comparable GAAP measure) is included in the financial data accompanying this press release.

Property Operations

As of March 31, 2005, our operating portfolio occupancy was 89%, 2% below the December 31, 2004 occupancy and 3% below the March 31, 2004 occupancy.  The average occupancy at our same-store operating properties, which consist of approximately 6.4 million square feet or 91% of the total square footage of our operating portfolio, was 89%.

04/15/05 3:41 PM

During the first quarter of 2005, we renewed and released 155,633 square feet, or 47%, of the expiring footage of 330,609.  The average change in rental rates (on a cash basis) in these new leases was a decrease of 10.4%.

The renewed and released rate achieved in the first quarter of 2005 of 47% was down from the renewed and released rate of 74% achieved during the twelve months of 2004.  The decrease resulted from a tenant vacating 189,000 square feet in one of our office buildings in Colorado at the end of January 2005.

Property Acquisitions

In the first quarter of 2005, we purchased one parcel of land of 1.05 acres in Las Vegas, Nevada for approximately $367,000.  The land will be held as a future development site.

Property Dispositions

In the first quarter of 2005, we sold a 109,780 square-foot R & D property in San Diego, California for $15,800,000.  This sale generated a gain of approximately $6,894,000.

In addition, we recorded a gain of $250,000 from funds released from escrow in the first quarter of 2005 in connection with a property sold in the fourth quarter of 2004.

Stock Repurchase

During the first quarter of 2005, we repurchased 30,074 shares of our common stock at the average of the high and low trading prices on the date of the repurchase.  These shares were not repurchased on the open market but from our employees who sold shares in settlement of their payroll taxes upon the vesting of their restricted stock.  Since the inception of our common stock repurchase program in November 1998, we have repurchased a total of 8,515,981 shares of our common stock at an average cost of $19.26 per share, which represents 37.6% of the shares of common stock outstanding at November 30, 1998.

Company Information

We are a self-administered equity real estate investment trust that acquires, develops, owns and operates multi-tenant suburban office and industrial properties.  Currently we own and manage approximately 7.6 million square feet of suburban office and industrial space located in Arizona, California, Colorado, Nevada, Oregon and Washington. As of March 31, 2005, we had 493 tenants.

We are traded on the New York Stock Exchange and the Pacific Exchange under the symbol “BED”, and our website is www.bedfordproperty.com.

Investors, analysts and other interested parties are invited to join our quarterly conference call on Tuesday, April 19, 2005 at 8:00 a.m. PDT.  To participate, callers may dial (877) 407-8291 five minutes beforehand.  Investors also have the opportunity to listen to the conference call live on the Internet, at our website at www.bedfordproperty.com, under Investor Relations – Investor Overview, by clicking on the webcast icon.  A replay of the call is available for one week at (877) 660-6853.  The replay account number is 297 and the replay conference number is 143428.

-Financial Tables Follow-

***

BEDFORD PROPERTY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2005 AND DECEMBER 31, 2004

(Unaudited; in thousands, except share and per share amounts)

	March 31, 2005	December 31, 2004(1)
Assets

Real estate investments:
Industrial buildings	$406,142	$417,613
Office buildings	326,945	332,695
Properties under development	30,780	29,716
Land held for development	13,969	13,529
	777,836	793,553
Less accumulated depreciation	88,708	85,436
	689,128	708,117
Operating properties held for sale, net	17,976	8,293
Total real estate investments	707,104	716,410

Cash and cash equivalents	4,398	24,218
Accounts receivable, net	489	679
Notes receivable, net	6,513	6,820
Other assets	43,532	45,356

Total assets	$762,036	$793,483

Liabilities and Stockholders’ Equity

Bank loan payable	$ 30,875	$ -
Mortgage loans payable	349,611	351,335
Accounts payable and accrued expenses	8,533	13,135
Dividends payable	10,409	63,898
Other liabilities	13,289	14,657

Total liabilities	412,717	443,025

Stockholders’ equity: Preferred stock, $0.01 par value; authorized 6,795,000 shares; issued none	-	-
Series A 8.75% cumulative redeemable preferred stock, $0.01 par value; authorized and issued 805,000 shares at March 31, 2005 and December 31, 2004; stated liquidation preference of $40,250	38,947	38,947
Series B 7.625% cumulative redeemable preferred stock, $0.01 par value; authorized and issued 2,400,000 shares at March 31, 2005 and December 31, 2004; stated liquidation preference of $60,000	57,769	57,769
Common stock, $0.02 par value; authorized 50,000,000 shares; issued and outstanding 16,440,409 shares at March 31, 2005 and 16,325,584 shares at December 31, 2004	328	326
Additional paid-in capital	292,172	289,132
Deferred stock compensation	(12,773)	(10,114)
Accumulated dividends in excess of net income	(27,199)	(25,700)
Accumulated other comprehensive income	75	98

Total stockholders’ equity	349,319	350,458

Total liabilities and stockholders' equity	$762,036	$793,483

(1) The information in this column was derived from the company's audited consolidated balance sheet for the year ended December 31, 2004.

BEDFORD PROPERTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(Unaudited; in thousands, except share and per share amounts)

	Three Months
	2005	2004
Rental income	$ 23,634	$ 22,747
Rental expenses:
Operating expenses	4,533	3,648
Real estate taxes	3,008	2,579
Depreciation and amortization	7,412	6,120
General and administrative expenses	2,061	1,506
Income from operations	6,620	8,894

Other income (expense)
Interest income	140	19
Interest expense	(5,361)	(5,027)

Income from continuing operations	1,399	3,886

Discontinued operations:
Income from discontinued operations	367	1,730
Gain on sale of operating properties	7,144	-

Income from discontinued operations	7,511	1,730

Net income	8,910	5,616
Preferred dividends – Series A	(880)	(880)
Preferred dividends – Series B	(1,144)	-

Net income available to common stockholders	$ 6,886	$ 4,736

Income per common share – basic:
Income from continuing operations	$ (0.04)	$ 0.19
Income from discontinued operations	0.47	0.11
Net income available to common stockholders	$ 0.43	$ 0.30

Weighted average number of shares – basic	15,837,383	15,958,868

Income per common share – diluted:
Income from continuing operations	$ (0.04)	$ 0.18
Income from discontinued operations	0.47	0.11
Net income available to common stockholders	$ 0.43	$ 0.29

Weighted average number of shares – diluted	15,900,293	16,273,156

BEDFORD PROPERTY INVESTORS, INC.

CONSOLIDATED FUNDS FROM OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

 (in thousands, except share and per share amounts)

	Three Months
	2005	2004

Net income available to common stockholders	$ 6,886	$ 4,736
Adjustments:
Depreciation and amortization:
Continuing operations	7,412	6,120
Discontinued operations	93	788
Gain on sale of operating properties	(7,144)	-

Funds from Operations (FFO)(1)	$ 7,247	$ 11,644

FFO per share – diluted	$ 0.46	$ 0.72

Weighted average number of shares - diluted	15,900,293	16,273,156

(1)

Although FFO is not a financial measure calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), we believe that FFO is an appropriate alternative measure of the performance of an equity real estate investment trust (REIT).  Presentation of this information provides the reader with an additional measure to compare the performance of equity REITs. FFO is generally defined by the National Association of Real Estate Investment Trusts as net income (loss) (computed in accordance with GAAP), excluding extraordinary items such as gains (losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  FFO as set forth in the table above has been computed in accordance with this definition.  FFO does not represent cash generated by operating activities in accordance with GAAP; it is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income (loss) as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.  Furthermore, FFO as disclosed by other REITs may not be comparable to our presentation.  The most directly comparable financial measure calculated in accordance with GAAP to FFO is net income available to common stockholders.